Exhibit 5.1

July 29, 2008

Regency Energy Partners, LP
1700 Pacific, Suite 1900
Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale of an aggregate of 9,020,909 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to a Common Unit Purchase Agreement, dated July 25, 2008 (the “Purchase Agreement”), by and among the Partnership and each of the purchasers set forth on Schedule A thereto (the “Purchasers”) and a Common Unit Purchase Agreement, dated July 25, 2008 (the “Neuberger Purchase Agreement”), by and among the Partnership and Neuberger Berman, LLC (the “Neuberger”).

We refer to the registration statement on Form S-3, as amended (Registration Statement No. 333-141809), with respect to the Common Units being sold by the Partnership (the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The prospectus supplement dated July 25, 2008 (the “Prospectus Supplement”) relating to the Common Units to be offered to the Purchasers and the prospectus supplement dated July 25, 2008 (the “Neuberger Prospectus Supplement”) relating to the Common Units to be offered to Neuberger, which together with the accompanying prospectus dated July 23, 2007 (the “Prospectus”) filed with the Registration Statement, have been filed pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinion hereinafter expressed, we examined the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 3, 2006, as amended to date (the “Partnership Agreement”), the Purchase Agreement, the Neuberger Purchase Agreement, the Delaware Revised Uniform Limited Partnership Act (the “Act”), partnership records and documents, certificates of the Partnership, certain of its affiliates and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1. The Partnership has been duly formed and is validly existing as a limited partnership under the Act.

2. The Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Purchase Agreement and the Neuberger Purchase Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Act).

This opinion is limited in all respects to the federal laws of the United States of America and the Act, each as in effect on the date hereof.

At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof.  We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement, the Neuberger Prospectus Supplement and the Prospectus and to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins, L.L.P.